PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST DIVIDEND AND INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- July 28, 2015 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Dividend and Income Fund (NYSE: FAV) (the "Fund") intends to host a conference call with the Leveraged Finance Team of FTA and Chartwell Investment Partners, Inc. ("Chartwell"), the Fund's investment sub-advisor, on TUESDAY, AUGUST 11, 2015, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the market and the Fund.

-- Dial-in Number: Domestic (866) 865-6631; International (706) 679-1727; and Passcode # 78589809. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: Domestic (855) 859-2056; International (404) 537-3406; and Passcode # 78589809. The replay will be available two hours after the end of the call until 11:59 P.M. Eastern Time on Friday, September 11, 2015.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income. It has a secondary objective of capital appreciation. The Fund seeks to achieve its objectives by investing at least 80% of its Managed Assets in a diversified portfolio of dividend paying, multi-cap equity securities, that Chartwell believes offer the potential for attractive income and/or capital appreciation, and debt securities and senior, secured floating rate loans ("Senior Loans") that FTA believes offer the potential for attractive income and/or capital appreciation.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $118 billion as of June 30, 2015, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Chartwell Investment Partners, Inc. ("Chartwell") serves as the Fund's investment sub-advisor and is an investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. At June 30, 2015, Chartwell had approximately $8.1 billion in assets under management.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FAV, by Friday, August 7, 2015, 6:00 P.M. Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Investment in this Fund involves investment and market risk, management risk, common stock risk, option risk, value investing risk, dividend strategy risk, master limited partnership risk, qualified dividend income tax risk, equity securities risk, small and medium cap company risk, non-U.S. securities risk, Senior Loan risk, credit risk, interest rate risk, leverage risk, and emerging markets risk. By writing call options on equity securities held, the capital appreciation potential of the equity securities is limited; however, the potential for capital depreciation is unlimited.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports, and other regulatory filings.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.